Exhibit 99.2

FINAL TRANSCRIPT CCBN StreetEvents Conference Call Transcript GLOW – Q4 2003 Glowpoint, Inc. Earnings Conference Call Event Date/Time: Mar. 02. 2004 / 5:00PM ET Event Duration: N/A

CORPORATE PARTICIPANTS
David Trachtenberg
Glowpoint, Inc. – President and CEO

Chris Zigmont
Glowpoint, Inc. – CFO, EVP of Finance, Secretary

Michael Brandofino
Glowpoint, Inc. – EVP, CTO

CONFERENCE CALL PARTICIPANTS

Nigel Gonzalves
Lee (ph) Brokerage – Analyst

Drew Burke
Century Hill Advisers – Analyst

Bill Mauerman
Lone Star Asset Management – Analyst

John Atterella
Davidson Capital – Analyst

Frank Cups
Wachovia Securities – Analyst

PRESENTATION

Operator

Welcome to the quarter four 2003 Glowpoint Inc. earnings conference call. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today's call Mr. David Trachtenberg, Glowpoint's Chief Executive Officer. Please proceed, sir.

David Trachtenberg - Glowpoint, Inc. – President and CEO

I would like to first welcome everybody. I am joined here today by Chris Zigmont, our Chief Financial Officer, and Mike Brandofino, our Chief Technology Officer. Chris will kick off the call with a focus on our financial update, and he will first review the Safe Harbor information with you now.

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements, and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services, the nonexclusive and terminable at will nature of sales agent agreements, rapid technological change affecting demand for the Company's services, competition from other video communication service providers, and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Today's call and Webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today's press release.

I will now relate some of the financial highlights for the fourth quarter and year end 2003. Total revenues rose 65 percent to 2.8 million in Q4 2003 from 1.7 million in the year ago quarter, and rose 10 percent sequentially in Q4 from Q3 2003. As usual, summary level figures like this do not tell the full story. Glowpoint's core subscription and related revenue components actually grew 126 percent to $2.1 million in Q4 2003 from 943,000 in the year ago quarter, and grew 14 percent sequentially in Q4 from 1.9 million in Q3 2003. Average billable subscriber locations grew 165 percent to 1,087 in Q4 2003, from 410 in the year ago quarter, and grew 17 percent sequentially in Q4 from 932 in Q3 2003. At year-end 2003, there were 1,149 billable subscriber locations, which was up 120 percent from 522 at year-end 2002, and up 16 percent from the end of the third quarter 2003. Average monthly subscription and related revenue per subscriber location fell 15 percent to $654 in Q4 from $766 in the year ago quarter, and fell 2 percent sequentially in Q3 from $668. These movements in average monthly subscription and related revenue per subscriber location have been driven by the growth in the number of billable subscriber locations using the $199 per month pay-as-you-go plan, which was discontinued at the end of 2003. As you know, Glowpoint re-launched its subscription product set on January 6, 2004. While David will speak to this strategic move directly, a key component of the product pricing change was the elimination of our 199 plan and the implementation of our "all you can see unlimited video calling plans," which start at the $499 per month level. This move is expected to eliminate, over time, the low revenue, low margin business that has been impacting our average subscription revenue and our billable location profitability. Non-subscription revenue fell 10 percent to $695,000 from approximately $773,000 in the year ago quarter, and fell 2 percent sequentially in Q4 2003 from 712,000 in Q3 2003. The quarter-over-quarter decrease is mainly due to seasonality influences with the November and December holiday season. The year-over-year impact was driven by an overall decline in H320 (ph) or ISDN bridging services, and the continued growth of endpoints with built-in, multipoint bridging capabilities. Cost of revenues for the three months ended December 31, 2003 rose 35 percent to $2.7 million from $2 million in the three months ended December 31, 2002. Sometimes cost increases are a good thing, and in this case, the 35 percent year-over-year increase was primarily driven by the 120 percent increase in the number of billable subscriber locations and the related total last mile (ph) cost to get them hooked into the Glowpoint service. The result of revenue and cost of revenue movements was that our gross margin improved 50 percent in Q4 versus Q3, coming in at 5.4 percent in Q4, up from 3.6 percent in Q3, and our variable gross margin, which is calculated by dividing revenues, less variable cost of revenue, by revenue, rose from 50.3 percent in the third quarter to 51 percent in the fourth quarter. Many of the initiatives David will discuss shortly are designed to increase our overall variable gross margin towards the 60 percent level over the coming months and quarters, as we constantly work to reevaluate our product offering from the perspectives of profitability, competitiveness and meeting customer needs.

We also expect gross margin improvement over the course of the year. We will be focusing on minimizing our costs per subscriber location in order to deliver the Glowpoint service in the most efficient manner possible. Mike Brandofino will talk about these efforts later in the call.

Operating expenses for the three months ended December 31, 2003 rose 59 percent to $4.4 million from $2.8 million in the (inaudible) December 31, 2002, and 43 percent from the 2003 third quarter level of 3.1 million. Again, the details of the increase has helped to highlight the real health of Glowpoint's business. For example, the 2003 fourth quarter operating expenses includes $637,000 of non-cash expense in connection with the issuance of restricted stock and warrants of compensation and for financing and consulting activities. It also includes $234,000 of severance, change in management and other onetime payouts and $198,000 of contract help consulting expense to review and re-launch Glowpoint's operations, product set, online tools and marketing. as well as to establish the Webcast service infrastructure and upgrade and automate our customer service systems. Excluding these items, operating expenses rose 20 percent from those reported in the 2002 fourth quarter, and 8 percent from those reported in the 2003 third quarter, while driving a 65 percent and 10 percent increase in total revenue for the Company during the same respective time period. Excluding these items, the percentage of operating expenses to revenues improved, declining 27 percent from the 2002 fourth quarter and 1 percent from the 2003 third quarter. Subsequent to the end of the fourth quarter, the Company raised gross proceeds of $13.7 million through a private placement of its common stock and warrants with private investors. The proceeds are expected to be used for sales and marketing initiatives, and it strengthens the balance sheet, giving customers, distributors and vendors confidence in the future of the Company. With the completion of the private placement, we chose to terminate our line of credit with J.P. Morgan Chase. In addition, the Company also converted $4.8 million from debt to preferred stock subsequent to the end of the quarter. The conversion leaves the Company debt free other than customary payables. We believe that the strength of our balance sheet will give us the run rate and credibility necessary to execute fully against our current plans. For the next two quarters, the Company expects its total cash burn, that is operating expenses plus CAPEX, to average approximately $2.5 million per quarter, and expects this rate to improve in the subsequent quarters. The CAPEX component of the quarterly cash burn is projected to be approximately 500,000 to $600,000. This has a discretionary component of approximately 20 to 25 percent of the projected spend.

Lastly, based on the current business plan and with the expectation that we will be further reviewing and refining this estimate, as the senior team continues its extensive operational review, the Company believes that it can achieve operating profitability at a $2.2 million monthly revenue run rate level, expected to be achieved by the end of 2004. With that, let me turn the call over to David.

David Trachtenberg - Glowpoint, Inc. – President and CEO

I am David Trachtenberg, Chief Executive Officer and President of Glowpoint. It's been a very busy four and a half months since my arrival last October. I know that the purpose of the call is to share details of our fourth quarter results, however, it is also important to share my observations about Glowpoint's potential and challenges now that I have been here for a longer period of time.

Our fourth quarter was highly focused in anticipation of launching our new pricing plans, which I will discuss later in more detail. During our third quarter conference call, I related our plans for this past quarter. First, back to basics is designed to ensure focus on Glowpoint's operational efficiencies. As Chris just spoke about, we have taken many steps in this area, which are already delivering tangible results. Second, distribution diversification. Getting more feet on the street so that we are able to raise the visibility of the Company and create multi-partner sales momentum. Although building new distribution takes time, we have been highly focused in this area, and expect to see even more significant results of our efforts during the second quarter and balance of the year. In short, Glowpoint has been laser-focused on creating a path of profitable growth for the Company.

How did we do? The fourth quarter was primarily spent focusing on those areas that would yield tangible benefits in the shortest periods of time. Specifically, that was in making subscriber locations revenue producing as quickly as possible, and on improving the cost side of our business. For example, we reduced our subscriber location backlog from 246 at the end of the third quarter of 2003 to 91. The backlog was reduced as a result of a more efficient provisioning process, which enabled us to get customers on our network and billable 20 percent faster than in the prior quarter. In fact, over half of new subscriber locations ordered in the fourth quarter were brought onto the Glowpoint network and made billable in the same quarter. We realize that new orders mean subscription revenue, and the faster we begin billing our customers, the more profitable it will be for us. And the faster we get our customers live, the more satisfied they are with Glowpoint. Our days to billable, i.e. the number of days from when the Glowpoint locations local connectivity is ordered, to when the location becomes billable, runs from 46 days in Q3 2003 to 37 days on average in the fourth quarter. This metric varies by type of connectivity, for example, as DSL is typically faster to install than a T-1. Days to billable should continue to improve, as we increasingly provision Glowpoint subscribers using SDSL (ph), and as we see the benefits of our new operational processes.

Just a few more words on the backlog from Q3 and the backlog definition moving forward. A large part of my time over the fourth quarter was getting deeper into the operation and understanding the core metrics of the business. This included a location-by-location analysis of the backlog. I triage it into three groups. First, those locations that would be billable once they were provisioned. These were our highest priority, and the results of turning these to billable have already been added. This represented approximately 57 percent of the backlog. The remaining 43 percent fell into two other categories, orders that would not be billable, for example, demo circuits, test circuits, etc.; and those orders that had been in backlog for a period of time that rendered them unlikely to become billable. We cleaned up this portion of the backlog so that we would not be bringing cost onto the network without revenue, and so that the backlog numbers meant something actionable to management and those tracking Glowpoint's progress. Going forward, the Glowpoint backlog should, with few exceptions, be seen as contracted orders that will be provisioned on the service. And the age of the backlog should remain at lower levels than what had been seen in the past, given our focus on shortening the days to billable time frame.

Moving on, the team also identified over $300,000 in quarterly network costs, most of which by quarter's end were eliminated. We should see the benefit of these reduced circuit costs in the first quarter of 2004. As Mike will cover shortly, we will have the opportunity for continuous improvement and optimizing our network designing costs as we enhance our operation and expand our subscriber base.

Finally, we began passing through the mandated federal 9.2 percent universal service fee in December invoices. The fourth-quarter results, therefore, reflect one month's worth of benefit. We will see the full quarter impact of this change in the first quarter of 2004. We have managed a seamless transition to this billing update with clear communication with our customers.

We are keenly aware that we cannot save our way to profitability, and that an integral part of our strategy must be to grow the top line. This begins with products that our customers will use and that are profitable for the Company. Q4 was spent creating and implementing a new product strategy to drive that profitable growth and to reflect Glowpoint's mission of making video communications an integral business tool by making it easy, spontaneous and affordable. These efforts culminated in the January 6 launch of our new suite of America's First "all you can see unlimited video calling plan." The new plan strategy balances reducing the barriers to video communication's use with a need to ensure that each new billable location on the Glowpoint network would drive profitable revenue. We attempted to simplify the decision-making process for our customers by simplifying our plan. No more pay-as-you-go or hourly plan. For one monthly subscription fee, Glowpoint users get unlimited or "all you can see use" of the Glowpoint network when they communicate with other Glowpoint locations, regardless of where they are. We also bundled in additional value, like our direct dial video numbers, bridging on demand and dial 000 live video operator technology, so that our customers could use Glowpoint in an easier and more spontaneous manner. These and other value added services were also protected over the fourth quarter by our new patent strategy that Mike will speak about shortly.

We also aligned our costs with our revenue by discontinuing our pay-as-you-go plan, moving to annual contracts and pre-qualifying all locations quickly and efficiently, so that we could make certain that we reflected our underlying costs on our revenue stream. We made it easier for our customers to use, and our certified agents to sell, by introducing fully automated online tools such as customer points and partner points. These will ensure Glowpoint's ability to scale effectively with our growth and ensure quality control for our sales partners and subscribers. The bottom-line impact will be real.

Our Q4 product realignment was designed to drive average variable gross margins of 60 to 65 percent for each new billable location on Glowpoint. The impact to our results should be increasingly evident in 2004 as the new product take hold in our distribution channel to become a larger percentage of our embedded billable subscriber location base.

A couple of points on this. First, while our current subscribers are able to upgrade to the new products, we did grandfather their billable subscriber, location. However, all new Glowpoint locations ordered must be with the new pricing plan. Second, we did honor quotes using the legacy pricing through January 31, 2004. So we will still see some of the legacy products coming on board from January orders. However this should only impact our orders for the Wire One channel, as we trained (ph) all new channels from the fourth quarter and the first quarter of 2004 only on the new Glowpoint plans (ph). We also realized that it is critical to build distribution through partnerships. We've begun to show tangible results in this area, as well. And parallel with our re-training and re-launching of Glowpoint within our important Wire One distribution partnership, the Glowpoint team signed CMS (ph) and AGT (ph), two new national partners. (Indiscernible) will continue the partner editions with Videolink and Vaderi (ph). The changes in Q4 in operations and product strategy have effectively positioned the Company for profitable growth. Our Q4 efforts and results created the credibility for investors to buy into the Glowpoint story. In effect, the fourth quarter focus laid the foundation so that current and new investors saw credible path to profitability for Glowpoint as an independent public company with the ability to execute. Thus, with a strong foundation, we took the opportunity to reinforce Glowpoint's financial health.

First, we announced in Q4 the exchange of $4.89 million of notes, reducing interest expense and simplifying our capital structure. As anticipated, this deal was closed in January. Second, we announce a closing of $13.7 million in gross financing. Given the volatility in the marketplace and the difficulties in the telecom sector in general, we were pleased to close the financing deal at a fair market price.

In short, we have no debt, money in the bank to get the Company to break even given the current model, and a growing revenue base. The uncertainty overhang is gone. As Chris stated, the strength of our balance sheet has given us the run rate and credibility necessary to fully execute against our plan. Additionally, this strength lends itself to support the momentum we are beginning to see from our partners and customers who are now confident in our long-term strategy.

As I discussed during the third-quarter 2003 call, here are some of the key metrics we continue to monitor in order to track the Company's performance. Our net billable subscriber location additions were 160, moving Glowpoint's base from 989 to 1149 at the end of 2003. Overall revenue growth was up 65 percent year-over-year, moving from 1.7 million to 2.8 million for the fourth quarter. December marked our first $1 million revenue month since the Glowpoint service was launched. We are therefore entering 2004 with a $3 million quarterly revenue run rate. Glowpoint also brought on 25 new customers over the quarter, with a customer base going from 153 to 271 year-over-year or a 77 percent growth. Average number of billable locations per customer also increased from 3.4 to 4.24 year-over-year, up 25 percent. The growth is driven by both the addition of new customers and the expansion into the current customer base. The good news is that once a customer gets Glowpoint, they like the service and order additional billable locations.

Now that we have stabilized operations and reduced costs, how do we grow revenue? We spent the fourth quarter preparing and recruiting sales agents and met our deadline for the January 6 kick off with the right product tools and distribution partners. We have already received positive feedback, including some industry analysts like Wayne (ph) House (ph) Research who said, "this is definitely the wave of the future and kudos to Glowpoint for making the jump to this pricing scheme." We spent January training our partners on our new products and online tools, and began kicking off the sales cycle, which will begin getting traction for orders in March, the provision to take hold in the second quarter. As we discussed in our third-quarter call, we still anticipate hitting breakeven at the 6.5 million quarterly run rate or $2.2 million monthly run rate, up from the one million currently. We expect to hit this monthly run rate by December 2004. While we don't necessarily translate this run rate into a number of billable locations, traditionally, each billable location has driven approximately $760 (ph) per month on average. We also expect this revenue per billable location to improve over 2004, driven by improved product mix, including the exit from the 199 pay-as-you-go plan. Gross margin should increase from 5.4 percent in the fourth quarter to over 35 percent in the fourth quarter of 2004, driven by operational efficiencies, new plan mix and better alignment with cost structure and execution against our business plan. We also anticipate increasing the number of certified agents and increasing the visibility of Glowpoint to targeted sales and marketing within key verticals, such as government, finance and legal. With that, I will now turn the call over to our Chief Technology Officer, Michael Brandofino.

Michael Brandofino - Glowpoint, Inc. – EVP, CTO

I may have said this before, but it's worth repeating. It's difficult for people outside the Company to appreciate the positive change that has occurred over the last four months as David has come on board, and the close of the sale of the video solutions business. For the first time since the Glowpoint idea was born, the entire company and all of its resources, including sales, finance and marketing are solely focused on Glowpoint. With David's fresh perspective and experience, there's a high energy level and clear message on what needs to be accomplished. As David indicated, there's a concerted effort to launch Glowpoint's new products and tools, and to drive increased operational efficiencies and cost control. For example, my team was focused on migrating to carrying (ph) mutual (ph) facilities for better access for cost effective backbone and less mile (ph) providers; consolidating of aggregation circuits, trimming cost off our monthly network charges; shifting our gateway access and implementing a peering relationship with a network provider in the UK to deliver cost-effective solutions for our customers by migrating off of a more expensive BT (ph) solution; and replacing our connectivity in Japan and the UK with lower-cost solutions in order to provide lower connectivity to legacy ISDN locations worldwide, off of the Glowpoint network. As the industry analysts noted, the entire company saw a hectic fourth quarter, with our software application team bearing the brunt of an aggressive development project, for a partner point and customer point along with the many back office applications required to support our new product offerings. The result is a tool that helps our customers and agents track all activity from pre-qualification to monthly invoicing and usage.

In addition, our engineering team was busy preparing and filing six patent applications to protect the intellectual property developed by Glowpoint over the last three years. There has been a lot of value created by the Glowpoint team and we want to make certain that we protect the tools that have transformed video communications. We expect to continue our intellectual property protection with new filings in the coming quarters.

A new product offering includes the use of some of these proprietary solutions developed by our R&D group, things like bridging on demand, intelligent routing for gateway calls, and realty (ph) IDs assigned to every endpoint make the new offerings unique in the industry. The recent announcements by Cisco and Microsoft regarding their entry into the video space is seen as a good development for Glowpoint in two ways. First, it establishes that video communications is a growth business; and secondly, it helps publicize the fact that IP-based video communications is a reality today. We embrace the concept of customers configuring their networks to support video, because just like the phone network, you always have a need to call off your network to communicate with customers, vendors and international locations. Glowpoint is the service provider that can connect these customers networks with the rest of the world.

We also are uniquely positioned to support all video protocols that have become standard, as we indicated with our recent press release regarding the ability to support SIP (ph) over the Glowpoint network. While our new "all you can see unlimited video calling plans" shift the emphasis from minutes in the calls to subscriber locations, growth in these metrics are still an important indicator of adoption and usage of video by our customers. There were some pretty impressive growth numbers year-over-year for Glowpoint. For example, the number of video calls grew from approximately 40,000 calls in 2002 to over 80,000 call is in 2003. Total usage minutes grew from approximately 3 million minutes to over 10 million minutes in 2003. The number of Ace323 (ph) bridge calls grew from approximately 8000 to over 22,000. And gateway calls grew from 3400 to over 7700 for the year 2003. We look to see these metrics continue to grow as we add new users and we add new services and applications targeted at customers to use more services with (ph) their Glowpoint connection. David?

David Trachtenberg - Glowpoint, Inc. – President and CEO

Thank you, Mike. I want to thank everybody for their time today. Now we would like to open up the call for questions. Kelly, the moderator, will take over from here.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Nigel (ph) Gonzalves (ph), Lee (ph) Brokerage.

Nigel Gonzalves - Lee (ph) Brokerage – Analyst

Congrats on the various actions that management has taken to improve the operational goals of this company. I just have a few questions to address on forward-looking numbers that you seem to be indirectly guiding here. Though I don't want put any words in your mouth. But it seems that we are looking at an average goal, based on the fact that you expect to be break-even by the last month of '04, for a revenue run rate of around 25 to $26 million. That is a dramatic – or very large – growth rate based on your current closure in this quarter. Now I know that you have also announced the fact that you want to increase some impetus (ph) in marketing. So we are looking at current run rate of expenditure of around taking out your onetime costs this year, of around $3.3 million. So could you give me guidance on what stability we are going to see in these costs, and what, besides the announcements that you made today, what specific actions or indicators you have seen that would give us some kind of comfort level of the 25 million, 26 million goal in revenue?

Michael Brandofino - Glowpoint, Inc. – EVP, CTO

Thanks for your question. There are a couple things that we are looking at that I will expand a little bit more fully. First of all, from a sales and marketing perspective, we will continue to drive our indirect sales strategy through our current and growing distribution channel base. So a lot of the focus that we have is really by activating the distribution partners that we currently have and that we are going to be growing over the next quarters in 2004. So it does not take a lot of sales and marketing investment from a budget perspective in order to do that. It takes a couple things that we are already executing against. Number one, is find the right partners, as we have been doing and will continue to do. Two is training them quickly and getting them up and running on the Glowpoint products, and focusing them on the sweet spots in terms of who is looking to purchase a Glowpoint type solution, and taking a look at where we have been productive in the past and replicating what is effective; three, giving them the tools to be successful. So it's not a question of buying it out on the Super Bowl, which would cost a little bit outside of our budget, but it's by giving them the online tools as we have done with Partner Point by providing them the marketing materials to go off and be productive and sell effectively. So part of what we will be doing at Glowpoint will be producing the sales and marketing materials, targeted towards the specific sweet spots that we've identified, such as the finance segment, government, as well as legal, But, also softening the market. And that can be done with gorilla marketing which does not take a lot of money. If you take a look at what would we can be doing from a PR perspective, a public relations perspective, in terms of raising the visibility of Glowpoint in the marketplace, there was an article that just came out recently in Legal Technology News that was in the January issue of Legal Technology News, as an example. And we will be posting the other our success stories. And that's the way we are going to get the brand and the solution of Glowpoint out in the marketplace. So we are doing two things. Number one, we are generating leads for our direct sales channels and we are softening the market, so when they are knocking on the door, they have already heard of Glowpoint, understand the solution, and it really eases the sale. So from a budget perspective, there is a very large budget from the sales and marketing program. However, we will be looking to be able to increase the levels of commissions we are going to be paying out. But that is good news because that's going to come with commensurate revenue against that.

Operator

Drew Burke (ph), Century (ph) Hill Advisers.

Drew Burke - Century Hill Advisers – Analyst

I appreciate all the data you have laid out here. I have a couple of questions though. I am not sure who will take them. But I really have I think three. First, there was a recent announcement by the Cisco phone that came out. Could you talk about the impact to the industry of that? Could you talk about – I think you said at the end of your prepared remarks – something along the lines of gross margin increasing from about 5.5 percent to 35 percent. Could you go through how you are going to do that. And lastly, well two more things. Revenues, I get between 17 and 19 million for 2004. Are you willing to give any guidance toward that? And then lastly, traditionally the videoconferencing market has been about the equipment guys. And they have positioned themselves as having the intellectual property, if you will. You guys are a service provider. And I would like you to talk a little bit about where the intellectual property in this business is going forward.

David Trachtenberg - Glowpoint, Inc. – President and CEO

We are going to divide and conquer to answer your question. On the Cisco phone, I am going to let Mike take that, and we will divvy up the other questions as we move forward.

Michael Brandofino - Glowpoint, Inc. – EVP, CTO

The Cisco announcement is great from our perspective. It is still a little premature on their part; they still don't have all the pieces together. But we are excited about the prospect of customers adding video to their network. The key to understand about that announcement is what they really have enabled is their call manager to support video as well as voiceover IP. So in order for this to work, you need to have voiceover IP already set up on your network and then you can add licenses to support video. And the concept is that if you get a call from a device that also supports video, you will be able to click a button and turn the video unit on as well. If you read the press release carefully, really what they are talking about is licensing for that capability. They have not shipped any video endpoint yet, although they will be shipping a camera. But we are pretty excited about it. It's really like a PBX, a phone PBX that supports now voice and video. And the more customers put video endpoints in every office and every conference room, the more they are going to need service providers to connect them to other networks. And so we are pretty excited about that.

David Trachtenberg - Glowpoint, Inc. – President and CEO

The other point to make although we did not talk about it on the call, because it really is a first quarter event, we announced that we are now part of the Cisco powered network. We are actually designated a Cisco powered network partner. So we will be working closely with their sales and marketing –

Drew Burke - Century Hill Advisers – Analyst

I noticed the timing of that was interesting as to when they announced –?

David Trachtenberg - Glowpoint, Inc. – President and CEO

From a big picture perspective, any time that someone is talking about video and talking about IP-based video is good for Glowpoint. That's the simplest way to think about it.

Michael Brandofino - Glowpoint, Inc. – EVP, CTO

The intellectual property, what we have seen is this industry is the endpoint manufacturers have ruled the roost for quite some time. And a lot of the technology or the investment in technology has been in the endpoint devices. When we started building Glowpoint, we needed to produce a service provider service with equipment that pretty much was enterprise-level equipment on the video side. So what we have done is we have built processes and methods for putting these services together, like the operator service. It's not as simple as putting triple zero on a video endpoint. We have to do load balancing; we have to be able to let customers stay on hold. So we have developed – sometimes it's software that pulls these pieces together; sometimes it's special network configurations. But it is a unique, and it puts these in the network. So what we are doing for the first time I think is patenting technology that enables a service to be provided at a carrier grade level, as opposed to worrying about the physical device.

David Trachtenberg - Glowpoint, Inc. – President and CEO

The other thing to add onto that, it really allows us to be a hardware agnostic in the sense that we can't control the hardware that is being hooked into the Glowpoint network. So when you take a look at what makes a successful video call in general, obviously, the network has to work and given the experience that we have had to date, we have extremely stable, 99.9 percent reliability, industry award-winning. So it's like dial tone on your phone; when you go to make your video call, you have got to make certain you're getting expected.

The second thing is the management applications that help to make it simple. And one of the things that has been plaguing the video industry in the past is the fact that you have not been able to use the technology in a spontaneous way. And a lot of the things that Michael and his team have developed has helped to take down the barriers so literally, it is as easy if you will, as picking up your remote, clicking one button and getting connected regardless of the type of equipment that you are using or the type of equipment you're calling to. A lot of the things that we have done and will continue to focus on is making video easy, spontaneous and affordable. And so that really comes down to both the management applications as well as making certain the hardware you are linking into the network is compatible with your system. But at the end of the day, we need to make certain that regardless of what kind of equipment you are using on Glowpoint, you get all the benefits and features of our products set. And that is why we're putting and embedding the intelligence into the network. So again no matter what you are hooking on, you are going to be able to get the benefit and be able to enjoy all the different feature functionality of Glowpoint.

On the gross margin side, going from that – the fourth quarter results to the roughly 35 percent by the end of the year, we have laid out, I think over the call between Chris and myself, a series of actions that we have already taken that should get us there based on that current plan. One of the key things was the re-launch of our product set. And one of the stats that I mentioned was the products that was designed so that new billable locations coming in with a new "all you can see unlimited video calling" have roughly on average 60 to 65 percent variable margin. So as those – as our customers either upgrade or take on new billable locations and as we bring new customers on who come on with these new calling plans, the weighted average should bring our gross margins up.

Drew Burke - Century Hill Advisers – Analyst

So it's effectively also just a result of the additional revenues?

David Trachtenberg - Glowpoint, Inc. – President and CEO

Right. It's higher margin revenue coming onto the network. That's correct.

Drew Burke - Century Hill Advisers – Analyst

These cost of goods are really not – they are more fixed then?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

I wanted to add that we are expecting, as Mike mentioned, was a couple of the initiatives his group has undertaken, declining infrastructure costs. So that is going to also impact our gross margin in a positive way. And the third factor that you can throw in that we also did mention was this pass-through of the USF (ph) of charge. We only realized one month of that in the year 2000. In the first quarter, we will have (inaudible) – say it again?

Drew Burke - Century Hill Advisers – Analyst

You are confident that is not going to impact revenues going forward – people won't say if I have to pay that additional pass-through, I am not going to take up the service?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

We've sent out December bills long ago. We have gotten paid on the great majority of them. And we have dealt with the issues through the communications we have had with customers, both through materials and directly so I think –

Drew Burke - Century Hill Advisers – Analyst

Okay, that's excellent. I just wanted to clarify that and I wanted to clarify that jump in gross margins. As long as I heard it right, that is great. You guys covered it and the last thing, projection.

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

In terms of the revenue projections, I do not think we want to give specific guidance as to that. But I think you can point to that $2.2 million monthly run rate. And you can think of this business as one that builds on itself in a nice steady fashion. As you bring locations on the network, they begin to contribute. And with our historical experience related to churn being not an unreasonable figure, you can count on those locations contributing in the future.

Drew Burke - Century Hill Advisers – Analyst

I tried to do that, and I guessed the 17 to 19. And I was looking to see if you guys had it nailed down a little bit more. Okay, thank you, very much.

Operator

Bill Mauerman, Lone Star Asset Management.

Bill Mauerman - Lone Star Asset Management – Analyst

I have a couple; a few are bookkeeping stuff. On the preferred stock that was issued in replacement for the notes, is that redeemable at the option of the holder? Does the holder have a provision where he can force a Company to buy it back?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

I'm actually, Bill, going back through some of the details on that –

Bill Mauerman - Lone Star Asset Management – Analyst

Another question, I have not seen anything on EDGAR about it. Are you going to be putting the new preferred on EDGAR at some point, the terms? I can get it from there if it is going to be on there at some point.

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

Yes, we will.

Bill Mauerman - Lone Star Asset Management – Analyst

Would it be with the Q then?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

It will be with the K, yes.

Bill Mauerman - Lone Star Asset Management – Analyst

The K, yes. I can look at it there. And if I cannot find it, I will give you a call back. On selling expenses, I noticed that it was up – or selling expenses – were up about 116 percent Q4 '03 versus Q4 '02, on a 64 percent increase in revenue. Can you talk a little bit about why selling expenses have increased so much more than the revenue, percentage-wise?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

A couple of things directly impacted that. One is the fact that we had trial circuits and non-billable circuits in our base in Q4 '03, that as David said earlier, have now been disconnected. But they impacted the run rate in Q4 that were not there in Q4 '02. We certainly had a large increase in the amount of commissions and bonuses that is directly driven by the revenue increase. We have added people. In particular, again, as David talked about, focusing on being able to increase our sales volume going forward. We have seen some re-direction in terms of hiring those types of resources. We've scaled back in some other areas of the company. But we have beefed up in the sales and marketing area. So those are a few of the key items that drove that.

David Trachtenberg - Glowpoint, Inc. – President and CEO

Some of them were onetime increases as well in the fourth quarter that we talked about during the call, which was to prepare us for the launch on January 6. So those are nonrecurring costs. Because we really did a major overhaul with our products, with our website, the creation of partner point and customer point, the re-branding of the Company, and all of that again was specifically focused on the fourth quarter, again to prepare ourselves for 2004. And those will not carry forward.

Bill Mauerman - Lone Star Asset Management – Analyst

So selling expenses could possibly drop in the first quarter of '04 then?

David Trachtenberg - Glowpoint, Inc. – President and CEO

Yes, we would expect that.

Bill Mauerman - Lone Star Asset Management – Analyst

To clarify, the trial circuits went into selling expense not cost of goods?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

Correct.

Bill Mauerman - Lone Star Asset Management – Analyst

That would explain that too. And then I guess, David, if you could comment a little bit about how the new resellers and distribution partners are coming along. If I heard you correctly on the call, did you say they're not going to start selling until March?

David Trachtenberg - Glowpoint, Inc. – President and CEO

Let me be clear on that. We signed up a number of new distribution partners in the fourth quarter, and again, announced two other ones already in the first quarter. And we began training all of our new partners in January, given that we wanted them to be trained on the new product versus the legacy product. So we spent January and into February both training our new distribution channels as well as Wire One as well. Because if you think about it, we really have launched a new way of doing business with the Company, both in the way you're getting quotes, placing orders, tracing orders etc. So there was a lot of focus on what I am calling activating both Wire One, as well as our other distribution partners like CMS, like Vaderi, like Videolink, etc.

So one of the things, again to set the expectation, focusing on training in January, starting the sales cycle. And for those of you who have been tracking the video business for a while, you know there is a relatively long sales cycle. So in terms of the deals closing with our current distribution channels, we are really looking for that traction to take hold this month, and in terms of increasing traction over the second quarter. But the orders that would come in this month, obviously, some we could actually get some billable by the end of the month if they are on SDSL. But again, the majority of the traction is going to be in the second quarter moving forward. Again, that has to do one, with the training, the re-launch of our products, and the generic sales cycle. Because they are really tied to the sale of video equipment, given our current distribution partners.

One of the things I can say is that given the launch of Partner Point, which is our online tool for our distribution channel, we have higher visibility into the pipeline of the deal flow because all potential Glowpoint locations have to be pre-qualified now, and come from our online quoting tool. So we are really encouraged by the number of quotes that are coming through, which means really the start of the sales cycle. One of the other important points is the mix between our large distribution partners, like Wire One and some of the new ones that are just getting started. We're seeing a nice healthy mix of growth coming from our new partners.

Bill Mauerman - Lone Star Asset Management – Analyst

One other quick question and I will jump back in queue. Mike, were you – talking about the Cisco phone, will that work on the Glowpoint network?

Michael Brandofino - Glowpoint, Inc. – EVP, CTO

Yes, it would. We support – Cisco actually uses a variation of SIPs (ph) called skinny (ph). And that is a slight variation of the Microsoft SIP. But we are fully compatible with that. As a matter fact, we plan to support the Cisco call manager in production, which would enable customers who put the call manager in their enterprise to be able to connect and neighbor with Glowpoint, just like you would dial 9 to get off on a voice phone, they will be able to do a 9 and get off and connect to Glowpoint to get to some of their locations that they can't put their own service on, and of course to get to other people using IP video.

Bill Mauerman - Lone Star Asset Management – Analyst

I guess they would have a Glowpoint circuit and a regular IP circuit. If they wanted to go over to Glowpoint, the call manager would route the call to wherever it needed to go then?

Michael Brandofino - Glowpoint, Inc. – EVP, CTO

, Right. You would have your own network, your internal network, and then you would have an access point. Again, just like the phone system you have like here in New Jersey, we would have a Verizon line. But when I call David's office, it goes over my own internal network. When I dial 9, it goes out through the public network.

Operator

John Atterella (ph), Davidson (ph) Capital.

John Atterella - Davidson Capital – Analyst

I have a couple quick questions. One, including the recent private placement, what are the total shares outstanding, and total options and warrants? And two, how many internal salespeople do you have? And are there any public companies that you are kind of benchmarking yourselves against?

David Trachtenberg - Glowpoint, Inc. – President and CEO

I am sorry, can you repeat the second part of the question?

John Atterella - Davidson Capital – Analyst

Salespeople that you have at this point?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

John, as far as the share information that you requested, we showed on the face of the balance sheet that we issued – that we had 30.5 million common shares outstanding at 12/31. And for now, that is the extent of disclosure we're doing on that. We are in the process of working on our 10-K. And there will be additional information in that document related to options and warrants and other convertible securities.

David Trachtenberg - Glowpoint, Inc. – President and CEO

In terms of the sales – we really look at our sales force as a sales overlay force because obviously we're dealing with an indirect sales channel. So we have regional sales managers, splitting the country into three. So we have got three regional sales managers who have direct responsibility for the partners within their region, and obviously, indirect responsibility for any deals coming from another partner that is also in their region. We are looking over time to make certain that we have got the right coverage. But I just want to point out one of the reasons we launched Partner Point was to make certain that we can scale effectively, as we bring in not only more distribution partners, but the number of sales agents that obviously making up those partnerships. There is no reason why we need to scale one for one for the different dealers we are bringing onboard. Because quite frankly, Partner Point allows them to do everything they need to do, both from a training, from a marketing as well as from a closing and ordering perspective back to 24 by 7. So obviously if they pick up the phone and want to talk to us, either video or audio, we will talk to them.

But our sales overlaid fourth is really to do two things. Number one. identify and recruit the right distribution partners; and two, especially at the beginning of the relationship, to help close big deals. And we are going to be watching over time. We are going to remain lean and mean? So the plan has a certain level of headcount. And we are going to make certain we are allocating, internally, the right headcount for sales, because that really is going to be the driving force for the business. We've traditionally been a technology-focused business. We are not going to lose that technology, obviously. But in parallel, we need to make certain that we are focusing on the sales and marketing side, so that we are elevating not only the brand and the visibility of the company, but we are also hitting the install goals, so we are able to hit that breakeven point that we have been talking about by the end of the year.

John Atterella - Davidson Capital – Analyst

Yes, I guess the big concern is whenever you are relying on others to sell your product, do you have somebody that is overseeing them?

David Trachtenberg - Glowpoint, Inc. – President and CEO

The answer is yes.

John Atterella - Davidson Capital – Analyst

Are there any public companies right now that you're kind of benchmarking yourself or looking at? Or do you think you are the only one of what you are doing out there?

David Trachtenberg - Glowpoint, Inc. – President and CEO

We really look at ourselves from the IP video space. It's really hard to compare ourselves to other people who either claim that they are in the business or think they are in the business. At the end of the day, our biggest competition is still ISDN. And I don't want to market or mirror myself against people who are doing that.

Operator

Frank Cups (ph), Wachovia Securities.

Frank Cups - Wachovia Securities – Analyst

I have a question with the resellers. As you've built up some of the resellers – and I know we're probably not saying a significant amount of activity from them yet – but are you starting to see, because more than one reseller working on the same account or some competition amongst the resellers? Also, are you starting to get resellers coming to you guys saying hey, can I provide my customers with Glowpoint; can I become a reseller? Or is it still you guys are out there marketing it to the resellers?

David Trachtenberg - Glowpoint, Inc. – President and CEO

That's a good question, and it really is a combination of all the above. But we are actually are seeing some very nice traction of people coming to us and saying listen I've heard about this thing, I want to sell. And quite frankly, that's great. We actually are implementing sort of minimum requirements to become a certified agent. So I don't want to say we are wasting our time because it is never a waste of time to talk to a potential sales partner. However, we really do need to focus our efforts on those that we think are really going to be able to pull in the volume for us. So we have got almost a three-tiered strategy. Number one is the certified agent program, which again has a minimum requirement for them to remain what we call active certified agents. We have a referral program, so somebody can actually provide a lead to us that will either send to one of our other certified agents and they will get comped on a certain percentage of the first monthly bill. So obviously, there no part of the – they're not a specific part of the sales program. And then there are those distribution partners who actually are not big enough to deal directly with us. And we will be working with thing with master agents such as CMS for example, where they can actually sign (ph) up (ph) through somebody else's program. So the administrative functions are really handled by a bigger partner. So that is really the three tiers that we're looking at. But as I was talking about earlier, alluding to the higher visibility we have in the quoting (ph) process. in the sense that each billable location, actually – every potential billable location has to be logged into the Partner Point web site in order to be supported and approved before an order is taken. We have seen hundreds of quotes come through. And a nice healthy percentage of those are coming from our new agents. And the other thing we are starting to see, which is also good news for Glowpoint, is that we have multiple agents sitting on the same deal. So the IP video provider gets taken off the table in terms of competition. It's one of the three is going to win, and all three of them are pitching Glowpoint, we are going to get the deal. The question then comes down to the hardware and who is going to be able to provide the best cost for the end-user.

Frank Cups - Wachovia Securities – Analyst

I think that is a pretty good thing to look at just in the fact that as more and more people start basically requesting video, they send it out to bid to a couple of resellers. And if more than one are coming back with Glowpoint, it just leads me to believe that is probably the way to go. Are there any other services out there like Glowpoint? I know we've probably covered this on every conference call, and you hear about offerings, but you never really see anything real solid.

David Trachtenberg - Glowpoint, Inc. – President and CEO

In terms of an apples-to-apples comparison, we are really not seeing a good, solid comparison. And again, I hate to keep harping back, but when we are in deals, we are up against a knee-jerk ISDN, which sort of begs what we need to do from a sales and marketing perspective outside of the video industry to the people who are actually making the decision. If it were just Glowpoint sort of screaming into the wind about IP video, I probably (indiscernible) as I am on this call. But when I have got partners like – you take a look at Polycom (indiscernible) results or Tanberg's latest results, and you see what they are saying about the future of video, and you see what Microsoft is doing with SIP and you see what Cisco is doing with their IP video fund, etc. I'm in good company in terms of people softening the market. So when people are thinking I'm making a decision to go to video. they're going to think IP versus ISDN. And then my task is, when they are thinking IP, they're going to think Glowpoint.

Frank Cups - Wachovia Securities – Analyst

Okay great. The other question I had for you kind of goes along the channel of the resellers also. Are you getting a lot of feedback from the resellers out there, basically helping you guys solve some of the bottlenecks in the process, or overcoming the objections that they get from the customer and trying to develop ways around that?

David Trachtenberg - Glowpoint, Inc. – President and CEO

That is part of the marketing focus that we're having, is that we want to make certain a couple of things. Number one, taking the best practices in terms of where we have been successful, which is why we are focusing – obviously, if we get deals outside of finance, legal and government, we are going to bid on them and try to win them. But in terms of where we have been very successful – and we know there are early adopters and people who are looking for IP video as a solution – we want to make certain that we are again replicating those successes. And we are going to do that in two ways. Number one is, identifying where we have been successful in deals and trying to find similar customers or similar prospects out there. And two, is really talking on an ongoing basis with our distribution partners who are successful. Because we can see not only which distribution partners are successful, but more importantly, which agents within those distribution partners is successful, and talking to the them, getting the best practices, so we can then work that into our training and our sales and marketing program so we can not only incent (ph) people through dollars but also incent them to be successful through the training we are putting out in front of them.

Frank Cups - Wachovia Securities – Analyst

One last follow-up on that, as far as conversion from ISDN to Glowpoint, when you sign up a new customer, is there a percentage figure you can shoot out there, how many are converting from ISDN to IP, or are most of these new users of video?

David Trachtenberg - Glowpoint, Inc. – President and CEO

It really is a combination of the two. And we have not been giving any guidance in terms of what that mix would look like.

Operator

Bill Mauerman, Lone Star Asset Management.

Bill Mauerman - Lone Star Asset Management – Analyst

One quick follow-up, on the net new subscribers, when I was looking at the backlog number, about 140 people came off backlog, 140, 150, and that is about the increase in the new subscriber locations. But then you said that 43 percent of the backlog number in Q3 I guess was written off. So does that mean that you had roughly 100 new locations come on that were sold during the quarter? If you could kind of talk about that a little bit, if you would not mind?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

In terms of the roll forward from the end of the third quarter to the fourth quarter, we actually had over 200 locations come on in the quarter. We did experience some churn. Again, the kind of relationship we have seen, where two-thirds of it were existing customers just scaling back on location or two of theirs. But the net increase was 160 and the adds were 205.

Bill Mauerman - Lone Star Asset Management – Analyst

Were those 205 like new customers that were booked in the fourth quarter then? Or were some of those from the backlog?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

Some of those were from the backlog. David alluded to over half of the new Q4 ordered circuits coming onto the network. And that left probably about 130 or so coming out of the backlog.

Bill Mauerman - Lone Star Asset Management – Analyst

Okay. So around 100 locations came from Q4 activity then?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

About 75 or so, I think it was –

David Trachtenberg - Glowpoint, Inc. – President and CEO

And the rest remained in the backlog coming into the first quarter, which we should anticipate coming onto the network in the first quarter of this year.

Bill Mauerman - Lone Star Asset Management – Analyst

Okay. Obviously, the activity will hopefully increase from the first quarter from 75 with the new distribution partners and stuff coming on?

Chris Zigmont - Glowpoint, Inc. – CFO, EVP of Finance, Secretary

As we were saying before, the first quarter was really focused on the training and the beginning of the sales cycle. We should start seeing, from the new partners, those orders coming in in March. Some of them will get on the network in March. Others will go into backlog for the second quarter. The real traction from the deals that are coming through our quoting process now, given the sales cycle with the video business, will really be hitting in the second quarter. And then, obviously, growth in the third and fourth quarter.

I think we are going to wrap up the call. It's about 6;05. We were scheduled to end at 6:00. I do appreciate the questions, and for you attending the call. Thank you, very much. We look forward to speaking to you in a little bit when we follow-up on the first quarter results after we close the quarter – the first quarter for 2004.

Operator

Gentleman, thank you for your participation in today's conference. This concludes the program, and you may now disconnect. Have a good day.

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